Exhibit 99.1

NEWS RELEASE

Contact: Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International to Acquire Arrowpoint Corporation

Acquisition Builds on Relationship with Department of Defense (DoD) Clients

RESTON, VIRGINIA – July 16, 2008 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced it entered into a definitive agreement to acquire Arrowpoint Corporation, a provider of IT services and solutions to the U.S. Federal Government. The acquisition expands SI International’s relationship with key Department of Defense (DoD) clients.

Under the terms of the agreement, SI International will acquire Arrowpoint for $16.0 million in cash at closing, plus an additional amount of up to $9.0 million in cash to the extent that Arrowpoint achieves certain performance objectives in 2008 and 2009.  SI International expects to pay the purchase price with cash-on-hand and additional borrowings under its senior credit facility.

Founded in 2000, Arrowpoint is a provider of specialized professional services and solutions to the National Guard, Navy and Army in areas such as IT, program management, business process reengineering, personnel services, logistics, and engineering and consulting services. The company has approximately 150 employees with 80 percent holding security clearance. Headquartered in Alexandria, Va., Arrowpoint has extensive knowledge of National Guard programs, requirements, and contract acquisitions.

“The combination of Arrowpoint’s long-standing relationship with key DoD clients builds on SI International’s existing client base and enhances the core competencies that we bring to serve the growing needs of the Federal Government,” said Brad Antle, President and CEO of SI International.  “With continued emphasis on providing leading information technology services to the National Guard, Navy and Army, Arrowpoint’s existing pipeline and positioning for new opportunities is expected to support our growth objectives going forward.”

Referring to the acquisition, Arrowpoint CEO Chris Small commented.  “This transaction represents a terrific opportunity for both our companies.  By joining with SI International, Arrowpoint will be better positioned to serve our customers’ needs with a broader and deeper set of services.  We determined that SI International has the strength of management, clear strategic direction, proven financial performance, and the right mix of capabilities and customers to be an ideal fit for Arrowpoint.”

For the twelve months ended December 31, 2007 (FY07), Arrowpoint had unaudited revenues of approximately $17.3 million.  SI International expects the proposed acquisition to be accretive to earnings.

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For FY07, Arrowpoint generated approximately 99 percent of its revenue from work performed for the DoD.  Arrowpoint work as a prime contractor accounted for 83 percent of its FY07 revenues.

The consummation of the acquisition is subject to the satisfaction of a number of customary conditions precedent, including satisfactory completion by SI International of certain additional due diligence and obtaining final approval from its Board of Directors to consummate the acquisition.  There can be no assurances that the acquisition will be consummated. SI International has successfully acquired and integrated nine businesses since 1999.

About Arrowpoint: Arrowpoint is a veteran-owned corporation that provides a wide array of services to the federal goverment, including program management and integration; personnel support services, business process modeling and improvement, software development and integration, as well as IT operations.  Arrowpoint provides targeted subject matter expertise from defense acquisition and BRAC support to personnel and family programs.  More information about Arrowpoint can be found at www.arrowpoint.net.

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 44th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,500 employees.  More information about SI International can be found at
www.si-intl.com.

This news release contains various remarks about the future expectations, plans and prospects of SI International that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of the failure of any of the conditions precedent; (ii) the risk that the Arrowpoint business will not be integrated successfully into SI International; (iii) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition, the ability to maintain and/or strengthen the relationships with key clients, and to maximize cross-selling opportunities; and (iv) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s  failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  SI International undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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